Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281452

Prospectus Supplement No. 17

(to prospectus dated October 3, 2024)

CXApp Inc.

RESALE OF UP TO 10,026,776 SHARES OF COMMON STOCK

10,280,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

24,080,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

BY THE SELLING SECURITYHOLDERS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 3, 2024 (as supplemented to date, the “Prospectus”), related to (i) the resale of up to 6,977,776 shares of common stock, par value $0.0001 per share (the “common stock”) previously issued to certain of the Selling Securityholders (as defined in the Prospectus) at a price of approximately $0.004 per share, (ii) the resale of up to 10,280,000 private placement warrants to purchase common stock at an exercise price of $11.50 per share, which were originally issued to our Sponsor (as defined below) and the Direct Anchor Investors (as defined below) in a private placement at a price of $1.00 per private placement warrant, (iii) 24,080,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase common stock, which are comprised of 13,800,000 shares of common stock issuable upon exercise of the public warrants and 10,280,000 shares of common stock issuable upon exercise of the private placement warrants, (iv) the resale of up to 10,280,000 shares of common stock issuable upon exercise of the private warrants held by KINS Capital LLC (“Sponsor”), its affiliates and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors”), (v) the resale from time to time of up to 40,000 shares of common stock by Streeterville Capital, LLC (“Streeterville”), or a Selling Securityholder, which were issued pursuant to that certain Securities Purchase Agreement, dated as of May 22, 2024 (the “Securities Purchase Agreement”), by and between CXApp and Streeterville, and (vi) the resale from time to time of the maximum number of up to 3,009,000 shares of common stock by Streeterville, or a Selling Securityholder, that Streeterville may, at their sole discretion, take delivery of in satisfaction of an outstanding balance of a pre-paid purchase according to the terms of the pre-paid purchase consummated on May 22, 2024, and the Company will issue to Streeterville pursuant to the Securities Purchase Agreement, subject to certain limitations, with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 12, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are traded on the The Nasdaq Capital Market (“Nasdaq”) under the symbols “CXAI” and “CXAIW”, respectively. On March 11, 2026, the closing price of our common stock was $0.21 per share and the closing price of our warrants was $0.066 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 12, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT to SECTION 13 OR 15(d)
of The SECURITIES EXCHANGE Act of 1934

Date of Report (Date of earliest event reported): March 12, 2026 (March 11, 2026)

CXApp Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39642	85-2104918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Palo Alto Square, Suite 200 3000 El Camino Real Palo Alto, CA	94306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 785-7171

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CXAI	The Nasdaq Stock Market LLC
Warrants to purchase common stock	CXAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 11, 2025, CXApp Inc. (the “Company”) received a letter (the “Minimum Bid Price Notice”) from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that for the last 30 consecutive business days, the closing bid price for the Company’s common stock (the “Common Stock”) has been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Nasdaq Minimum Bid Price Requirement”). The Company initially had 180 calendar days, or until March 10, 2026, to regain compliance with the Nasdaq Minimum Bid Price Requirement. The Company was unable to regain compliance with the Nasdaq Minimum Bid Price Requirement by March 10, 2026.

On March 11, 2026, the Company received a letter (the “Extension Notice”) from Nasdaq notifying the Company that it has been provided an additional compliance period of 180 calendar days, or until September 7, 2026, to regain compliance with the Nasdaq Minimum Bid Price Requirement, which requires that the closing bid price of the Common Stock meet or exceed $1.00 per share for a minimum of ten consecutive trading days. Nasdaq’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market with the exception of the Nasdaq Minimum Bid Price Requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. The Extension Notice has no immediate effect on the listing of the Common Stock, and the Common Stock will continue to trade on The Nasdaq Capital Market.

If at any time before September 7, 2026, the bid price of the Company’s Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it is in compliance with the Nasdaq Minimum Bid Price Requirement. However, if compliance with the Nasdaq Minimum Bid Price Requirement cannot be demonstrated by September 7, 2026, Nasdaq will notify the Company that its Common Stock will be delisted from The Nasdaq Capital Market, at which time, the Company may appeal Nasdaq’s determination to a Hearings Panel.

The Company will continue to monitor the bid price of the Common Stock and consider its available options to regain compliance with the Nasdaq Minimum Bid Price Requirement. However, there can be no assurance that the Company will be able to regain compliance with the Nasdaq Minimum Bid Price Requirement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CXApp Inc.

Date: March 12, 2026	By:	/s/ Khurram P. Sheikh
	Name:	Khurram P. Sheikh
	Title:	Chairman and Chief Executive Officer

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